Exhibit 99.1

        Kewaunee Scientific Reports Results for Year and Fourth Quarter

    STATESVILLE, N.C., June 14 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its fiscal year and fourth quarter ended April 30, 2004.

    Sales for the year were $94,700,000, an increase of 33% from sales of $71,163,000 in the prior year. Strong sales growth was reported across all of
the Company's major product lines.   The Company ended the year with a healthy
order backlog of $43.1 million. This compares to an order backlog of $51.5 million at April 30, 2003 and $42.5 million at January 31, 2004.

    Net earnings for the year were $1,462,000, or $.59 per diluted share. This compares to a net loss of $342,000, or $.14 per diluted share, reported for the prior year. Excluding after-tax non-recurring charges of $909,000, net earnings for the prior year were $567,000, or $.23 per diluted share.

    As compared to the prior year, operating earnings for the current year benefited from the increased sales volume, efficiencies of new machinery, reduced expenses resulting from the consolidation of the Company's manufacturing operations in Statesville completed late in the prior year, and continuing cost reduction activities. Earnings for the year were adversely impacted by highly-aggressive pricing in the marketplace, substantial increases in energy costs, and significant increases in costs of steel and wood raw materials.

    "Fiscal year 2004 was an excellent sales year, as significant sales increases occurred in all of our major markets, although pricing was very competitive," said William A. Shumaker, President and Chief Executive Officer of Kewaunee. "Spending for laboratory construction for higher education science buildings was particularly strong during the year, and we expect this demand to continue. In addition, spending for pharmaceutical and other industrial research increased during the year. Sales also benefited from continued growth of our international business and a modest rebound in sales of our technical furniture products.

    "With respect to the coming fiscal year, we have several on-going cost reduction activities that should improve our profitability. In addition, a number of new, redesigned products are expected to positively impact our results."

    Sales for the fourth quarter ended April 30, 2004 were $24,649,000, a 59% increase over sales of $15,472,000 in the same period last year. Net earnings for the quarter were $292,000, or $.11 per diluted share. This compares to a net loss of $584,000, or $.24 per diluted share, in the fourth quarter last year, which included after-tax non-recurring charges of $304,000, or $.13 per diluted share. Earnings for the quarter were unfavorably impacted by the jump in the cost of steel raw material, a larger mix of direct contract business sales, which traditionally have lower profit margins, and the establishment of reserves for disputed costs on several large projects.

    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. Kewaunee Scientific's website is located at http://www.kewaunee.com .


    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.


    Contact: D. Michael Parker
             704/871-3290


                    Consolidated Statements of Operations
                   (in thousands, except per share amounts)

                            Three Months Ended              Year Ended
                                  April 30                   April 30
                              2004         2003         2004         2003

                                 (Unaudited)

    Net sales              $24,649      $15,472      $94,700      $71,163
    Cost of products sold   20,385       12,806       79,011       58,451

    Gross profit             4,264        2,666       15,689       12,712
    Operating expenses       3,963        3,855       13,491       13,476

    Operating earnings (loss)  301       (1,189)       2,198         (764)
    Other income (expense)      23          (16)         186           28
    Interest expense           (69)         (38)        (301)        (155)

    Earnings (loss) before
     income taxes              255       (1,243)       2,083         (891)

    Income tax (benefit)
     expense                   (37)        (659)         621         (549)

    Net earnings (loss)       $292        $(584)*     $1,462        $(342)*

    Net earnings (loss)
     per share
      Basic                  $0.11       $(0.24)*      $0.59       $(0.14)*
      Diluted                $0.11       $(0.24)*      $0.59       $(0.14)*

    Weighted average number
     of common shares outstanding
     (in thousands)
      Basic                  2,488        2,481        2,486        2,478
      Diluted                2,507        2,485        2,497        2,485

     * Excluding after-tax non-recurring charges of $304,000, the net loss for the quarter was $280,000, or $0.11 per diluted share. Excluding after-tax non-recurring charges of $909,000, net earnings for the year were $567,000, or $0.23 per diluted share.


                    Condensed Consolidated Balance Sheets
                                (in thousands)


                                    April 30        April 30
                                      2004            2003

    Assets
    Cash and cash equivalents        $1,167            $520
    Receivables, less allowances     24,987          16,138
    Inventories                       4,285           5,958
    Prepaid expenses and other
     current assets                   1,097           2,370
      Total current assets           31,536          24,986
    Net property, plant and
     equipment                       11,362          11,791
    Property held for sale            1,450           1,450
    Other assets                      6,113           5,427
    Total Assets                    $50,461         $43,654

    Liabilities and Stockholders' Equity
    Short-term borrowings            $6,996          $1,416
    Current portion of long-term debt 1,118             681
    Accounts payable                  6,924           8,338
    Other current liabilities         3,881           2,893
      Total current liabilities      18,919          13,328
    Long-term debt                      931           1,249
    Other non-current liabilities     3,820           3,139
    Total stockholders' equity       26,791          25,938
    Total Liabilities and
     Stockholders' Equity           $50,461         $43,654



SOURCE  Kewaunee Scientific Corporation
    -0-                             06/14/2004
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site:  http://www.kewaunee.com /
    (KEQU)

CO:  Kewaunee Scientific Corporation
ST:  North Carolina
IN:  CPR
SU:  ERN